GBR01/120794093_2 1 NATIONAL GRID UK LIMITED and ZOE YUJNOVICH SERVICE AGREEMENT

GBR01/120794093_2 i This agreement is made between (1) NATIONAL GRID UK LIMITED incorporated in England & Wales with registered number 04508773and whose registered office is at 1-3 Strand, London WC2N 5EH (the "Company''); and (2) ZOE YUJNOVICH of Mariners, Christchurch Road, Virginia Water, GU25 4PJ (the "Executive"). This agreement records the terms on which the Executive will serve as an Executive Director of National Grid plc, from time to time, and an employee of the Company. 1. Interpretation 1.1 In this agreement the following terms have the following meanings: 1.1.1 "Board" means the board of directors of the Parent Company at any time or any person or committee nominated by the board of directors as its representative for the purposes of this agreement; 1.1.2 "Employment" means the employment governed by this agreement; 1.1.3 "Group" means the Company's ultimate holding company from time to time (currently National Grid plc) and its associates (as defined in section 435 of the Insolvency Act 1986) from time to time which will include the Company; 1.1.4 "Group Company" means a member of the Group and "Group Companies" will be interpreted accordingly; 1.1.5 "holding company" has the meaning given in section 1159 of the Companies Act 2006; 1.1.6 "LPDT Rules" means the UK Listing Rules, Prospectus Regulation Rules, Disclosure Guidance and Transparency Rules issued by the Financial Conduct Authority; 1.1.7 "Parent Company" means National Grid plc; 1.1.8 "Persons Closely Associated" has the meaning attributed to it by Article 3(1)(26) of UK MAR; 1.1.9 "Recognised Investment Exchange" means any body corporate or unincorporated association which is a recognised investment exchange for the purposes of the Financial Services and Markets Act 2000; 1.1.10 "Remuneration Committee" means the remuneration committee of the Board; 1.1.11 "Termination Date" means the date on which the Employment terminates; 1.1.12 "UK Listing Rules" means the listing rules made by the Financial Conduct Authority in exercise of its functions as a competent authority pursuant to Part VI of the Financial Services and Markets Act 2000; 1.1.13 "UK MAR" means the UK version of the EU Market Abuse Regulation (2014/596/EU) which is part of UK law by virtue of the European Union (Withdrawal) Act 2018; and 1.1.14 "UK Prospectus Regulation" means the UK version of the EU Prospectus Regulation (2017/1129/EU) which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.

GBR01/120794093_2 ii 2. Representations and warranties 2.1 The Executive represents and warrants to the Company that, and acknowledges that in entering into this agreement the Company has relied upon the representations and warranties by the Executive in the following terms: 2.1.1 the Executive is presently employed by Shell Australia Pty Ltd (the “Former Employer”) and her employment is due to terminate with effect from the day before the Commencement Date; 2.1.2 upon the termination of the Executive’s employment with the Former Employer and save for this agreement, the Executive will not be party to any contract of service or for the provision of services (except as otherwise disclosed to the Company in respect of their approved non-executive director role) or be a member of any partnership and, by virtue of entering into this agreement and performing the duties set out in this agreement, will not be in breach of any contract of service or for the provision of services or any partnership agreement; 2.1.3 upon the termination of the Executive’s employment with the Former Employer and save for this agreement, the Executive will, save as implied by law, be (except as otherwise disclosed to the Company) free from all agreements, arrangements or other restrictions seeking to restrict the Executive's right to compete with any person or to deal with or solicit clients or solicit, employ or engage employees of any person or in any way restricting the Executive from entering into and performing this agreement in accordance with its terms; 2.1.4 the Executive has not (directly or indirectly) misappropriated, or otherwise made any unlawful use or disclosure of, any confidential information and/or intellectual property belonging to or relating to the business of any other person (including, for the avoidance of doubt, the Executive's previous employer(s)) and will not do so whether prior to the commencement of the Executive's Employment or otherwise; 2.1.5 the Executive is not prohibited by law from being a director; 2.1.6 the Executive is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if they cease to be so entitled during the Employment; 2.1.7 so far as the Executive is aware, the Executive has any necessary licences, permissions, consents, approvals, qualifications and memberships required for them to perform their duties under this agreement and the Executive is not and has not been subject to any prohibition, censure, criticism or disciplinary sanction by any professional, regulatory or other body or authority which would prevent the Executive from performing any duties under this agreement or undermine the confidence of the Board in their Employment by the Company; and 2.1.8 the curriculum vitae and other details provided by the Executive to the Company or a third party in relation to the Executive's application for employment by the Company are complete and accurate. 3. Commencement of Employment 3.1 The Employment will start on a date to be mutually agreed between the parties, which is currently anticipated to be 1 September 2025 (the "Commencement Date"). The Employment will continue until terminated in accordance with the provisions of this agreement. The Executive's period of continuous service will start on the Commencement Date.

GBR01/120794093_2 iii 4. Appointment and Duties of the Executive 4.1 The Executive will be employed by the Company as Group Chief Executive Officer Designate from the Commencement Date until (and including) 15 November 2025 and as Group Chief Executive Officer from 16 November 2025, or in any other executive capacity (provided such other executive capacity is commensurate with the Executive’s skills, level of experience, and seniority) as the Executive and the Company may agree from time to time (which shall include serving as an Executive Director of the Parent Company with effect from the Commencement Date). 4.2 The Executive will comply with their fiduciary and legal duties during the continuance of their directorship and/or Employment (as applicable) and, in particular, will: 4.2.1 where applicable, comply with the provisions of Part 10 of the Companies Act 2006, including the: (A) duty to act within powers; (B) duty to promote the success of that company; (C) duty to exercise independent judgment; (D) duty to exercise reasonable care, skill and diligence; (E) duty to avoid conflicts of interest; (F) duty not to accept benefits from third parties; and (G) duty to declare interests in proposed transactions or arrangements; 4.2.2 save where on authorised leave (for holiday or sickness or other reason) and save as modified by the provisions of this agreement where the Executive is placed on garden leave or suspended in accordance with clauses 14 or 13.9, devote the whole of their working time, attention and skill to the Employment (save as permitted under clause 6.2); 4.2.3 properly perform their duties and exercise their powers; 4.2.4 accept any offices or directorships with any Group Company as reasonably required by the Board; 4.2.5 so far as is within the Executive’s control, comply with all laws, codes of conduct, rules and regulations (as amended from time to time) relevant to (i) the Parent Company and/or (iii) the Executive as a director of the Parent Company (as applicable), including: (a) pursuant to UK MAR, the UK Prospectus Regulations and the LPDT Rules; and (b) the Parent Company's Code of Employee Conduct and Standards of Ethical Business Conduct; 4.2.6 exercise only such powers as are consistent with the Executive's duties and act only in accordance with the Articles of Association of the Company or, where their duties relate to the business or interests of a Group Company, of that company; 4.2.7 obey the reasonable and lawful directions of the Board; and 4.2.8 use their best endeavours to promote the interests and reputation of the Company for the benefit of its members as a whole and, save where there is any conflict with the success of the Company, the success of all Group Companies. 4.3 The Executive accepts that with their consent (which the Executive will not unreasonably withhold or delay):

GBR01/120794093_2 iv 4.3.1 the Company may require them to perform duties commensurate with the Executive’s skills, level of experience, and seniority for any other Group Company (including the holding of any office or appointment on behalf of any Group Company) whether for the whole or part of their working time. In performing those duties, clause 4.2.5 will apply as if references to the Parent Company are to the appropriate Group Company. The Company will remain responsible for the payments and benefits the Executive is entitled to receive under this agreement; and 4.3.2 the Company may appoint any other person to act jointly with them during any period of garden leave or suspension in accordance with clauses 14 or 13.9 or long term sick leave; and 4.3.3 the Company may transfer the Employment to any other Group Company. 4.4 The Executive will keep the Board (and, where necessary and appropriate the board of directors of any other Group Company) fully informed of their conduct of the business, finances or affairs of the Company or any other Group Company (if applicable) in a prompt and timely manner. The Executive will provide information to the Board in writing if requested. 4.5 The Executive will promptly disclose to the Board full details of any knowledge or suspicion the Executive has of any wrongdoing committed (or planned to be committed) by any employee of any Group Company (including the Executive) where that wrongdoing is material to that employee's employment by the relevant company or to the interests or reputation of any Group Company. 4.6 At any time during the Employment the Company may require the Executive to undergo a medical examination by a medical practitioner appointed by the Company (at the expense of the Company). The Executive authorises that medical practitioner to disclose to the Company any report or test results or diagnosis or prognosis prepared or obtained as a result of that examination and to discuss with it any matters arising out of the examination which are relevant to the Employment or which might prevent the Executive properly performing the duties of the Employment. The Executive acknowledges that the Company will process their personal data and special categories of personal data contained in such medical report, diagnosis or prognosis or matters arising therefrom in accordance with the Group Data Privacy Policy referred to in clause 21.1 of this agreement. 4.7 The Executive is required to comply with the Company's, the Parent Company's and/or any other applicable Group Company's policies and procedures which may be amended or introduced from time to time, provided such amendment or introduction has been notified to the Executive. These are available on the relevant company's intranet. If there is any conflict between those polices and this agreement, the terms of this agreement will prevail. 5. Hours 5.1 The Executive will comply with the Company's normal hours of work and will also work any additional hours which may be reasonably necessary to perform their duties to the reasonable satisfaction of the Board. The Executive will not receive any further remuneration for any hours worked in addition to the normal working hours. 5.2 The Executive and the Company agree that the Executive is a managing executive of the Parent Company for the purposes of the Working Time Regulations 1998 (the "Regulations") and is able to determine the duration of their working time themself. As such, the exemptions in Regulation 20 of the Regulations will apply to the Employment. 6. Interests of the Executive 6.1 The Executive will disclose promptly in writing to the Board all their interests (for example, shareholdings or directorships) whether or not of a commercial or business nature except

GBR01/120794093_2 v their interests in any Group Company. It is agreed that this disclosure obligation will not extend to investments which amount to no more than three per cent of the issued investments of any class of any one company listed or quoted on any Recognised Investment Exchange or investments which are managed by an external manager or advisor where the Executive does not have oversight in relation to any specific investment decisions. 6.2 Subject to the prior written agreement of the Board (not to be unreasonably withheld or delayed), the Executive may accept one external appointment as a non-executive director of a company outside of the Group and may retain the fees the Executive receives for such appointment, provided always that such appointment does not conflict in any way with the Executive being properly able to perform the duties set out in this agreement and/or the interests of the Company, the Parent Company and/or any other Group Company. 6.3 Subject to clause 6.4, and save with the prior written consent of the Chair of the Board (not to be unreasonably withheld), during the Employment, the Executive will not be directly or indirectly engaged or concerned in the conduct of any activity which is similar to or competes with any activity carried on by any Group Company (except as a representative of the Company, any Group Company, or with the written consent of the Board). 6.4 Save with the prior written agreement of the Company, or where those investments are managed by an external manager or advisor where the Executive does not have oversight in relation to any specific investment decisions, the Executive may not hold or be interested in investments which amount to more than three per cent of the issued investments of any class of any one company whether or not those investments are listed or quoted on any Recognised Investment Exchange. 7. Share dealings 7.1 The Executive will at all times comply with every rule of law, and every regulation of any applicable Recognised Investment Exchange or regulatory authority in relation to inside information regarding, and any transactions in any shares in, or financial instruments issued by, any company, including the legal and regulatory requirements in relation to civil offences of market abuse and the criminal offence of insider dealing. 7.2 During the Executive's Employment and, if later and as applicable, until the Executive ceases to be a director of the Parent Company, the Executive will notify the Company Secretary and the Financial Conduct Authority (if applicable) in writing of any transaction involving the Executive in the shares or debt of any Group Company, or any derivatives or any other financial instrument linked thereto, including the grant, acceptance, exercise, acquisition or disposal of any option or other right or obligation to acquire, subscribe or dispose of any interest in shares or debt, derivatives or other financial instruments, as required by UK MAR (seeking assistance from the Company in making such notifications as necessary). The notification will contain all information required by UK MAR including the Executive's name, the reason for the responsibility to notify, a description of the financial instruments, the nature of the transaction, the date on which and the place where the transaction was effected and the price and volume of the transaction. 7.3 The Executive will notify their Persons Closely Associated in writing of their disclosure obligations under UK MAR including that they must advise the Company immediately after they have conducted any transaction in any Group Company's shares or derivatives or any other financial instrument, and will, if required by the Company's share dealing code or UK MAR and on receipt of a notification from the Company that a closed period of any Group Company has been commenced, advise their Persons Closely Associated in writing of the dates of the closed periods of any Group Company. 7.4 Without prejudice to clauses 7.2 , 7.3 and 7.5, the Executive will at all times comply with the restrictions in UK MAR in relation to transactions in any Group Company's shares, and debt, and derivatives or other financial instruments relating thereto, in the closed periods prior to the publication of results and will at all times comply with the Company's Share

GBR01/120794093_2 vi Dealing Policy in force from time to time, a copy of which is available from the Company Secretary. 7.5 The Executive will not act (and will use best endeavours to procure that their Persons Closely Associated will not act) so as to commit an offence of insider dealing under Part V of the Criminal Justice Act 1993, nor engage in behaviour amounting to market abuse under UK MAR in relation to the Company's shares or other financial instruments. 8. Location 8.1 The Executive will work at 1-3 Strand, London WC2N 5EH or anywhere else within Greater London reasonably required by the Board, on reasonable notice to the Executive. The Executive may be permitted to work from such other location from time to time as is consistent with the Company’s flexible (or home) working policy in force from time to time. The Executive may be required to travel and work outside the United Kingdom from time to time but, unless otherwise agreed with the Board, will not be required to live outside the United Kingdom and will not be required to work outside the United Kingdom for any continuous period of more than one month. 9. Base salary and Benefits 9.1 From the Commencement Date the Company will pay the Executive a base salary of £1,300,000 per annum. Base salary will be paid in equal monthly instalments, partly in arrears and partly in advance, by bank credit transfer on or about the 15th day of each month and will accrue from day to day. Base salary will be reviewed annually. For the avoidance of doubt, the Executive’s base salary may not be reduced by the Company without the Executive’s prior written approval. The review will usually take place in June, with the first such review for the Executive being in June 2026. The Company is under no obligation to award an increase following a salary review. There will be no review of salary after notice has been given by either party to terminate this agreement under clause 13. 9.2 The base salary referred to in clause 9.1 includes director's fees from the Group Companies and any other companies in which the Executive is required to accept a directorship under the terms of this Employment. To achieve this: 9.2.1 the Executive will repay any fees they receive to the Company; or 9.2.2 their base salary will be reduced by the amount of those fees; or 9.2.3 a combination of the methods set out in clauses 9.2.1 and 9.2.2 will be applied, in each case excluding, for the avoidance of doubt, the fees permitted to be retained by the Executive pursuant to clause 6.2. 9.3 For the first twelve months of the Employment only, the Company will pay to the Executive a net relocation and disturbance allowance of £12,500 each month (the "Allowance"). The Allowance will be paid in monthly instalments alongside the Executive's monthly basic salary instalment and will be grossed-up for income tax and National Insurance Contributions such that the Executive will receive, in total, £150,000 of Allowance on a net of tax basis. For the avoidance of doubt, the Allowance will not be taken into consideration for the purposes of any bonus, pension and/or benefits arrangements and is not repayable in any circumstances. 9.4 The Executive may, at the discretion of the Remuneration Committee, be invited to participate in any bonus plan for Executive Directors operated by the Parent Company and as introduced or amended from time to time, including, from the Commencement Date, in respect of the financial year in which her Commencement Date falls. . If so invited, the Executive's participation in such bonus plan and the amount (if any) payable under any bonus plan will be at the discretion of the Remuneration Committee and/or in accordance with the rules of any such plan in force from time to time and the Parent Company’s prevailing remuneration policy. Participation in a bonus plan for one year will not entitle the Executive

GBR01/120794093_2 vii to participation in any bonus plan for any other year. The Executive acknowledges that during the continuance of their Employment and on its termination, the Executive has no right to receive a bonus and that the Remuneration Committee is under no obligation to operate a bonus plan. In the event the Executive is awarded a discretionary bonus under any such bonus plan, the Executive will be notified of such award in writing and (subject to the below) the date such award is intended to be paid (the "Discretionary Bonus Payment Date"). Once notified, any such bonus will, subject to the exercise of discretion on the part of the Remuneration Committee to deem you to be a ‘good leaver’, generally only be paid to the Executive provided that on the Discretionary Bonus Payment Date the Executive remains employed by the Company. The Remuneration Committee has discretion to deem an individual to be a ‘good leaver’, in which case a pro-rata discretionary payment could be paid, based on performance (as measured at the end of the financial year) and the achievement of individual objectives during the financial year up to termination, provided that treatment is consistent with the Parent’s Company’s prevailing remuneration policy at the time of termination. In circumstances where on the Discretionary Bonus Payment Date the Executive is subject to any disciplinary proceedings or investigation, no such payment will be made in respect of this bonus, until such time (if at all) it is determined by the Company that no disciplinary sanction (whether financial or otherwise) will be imposed on the Executive, at which time it will be paid promptly by the Company. If the Executive is subject to any disciplinary sanction, then the Executive will forthwith forfeit any eligibility to receive such bonus. For the avoidance of doubt, the Executive will not be entitled to any payment for the loss of any rights under any bonus plan as part of any compensation for loss of employment, office or otherwise, unless determined otherwise by the Remuneration Committee acting in accordance with the Parent Company's prevailing remuneration policy. Any bonus which becomes payable will not be included in the calculation of pension and associated benefits. 9.5 Without prejudice to clauses 9.4, 9.7 and 9.19, a proportion of any bonus awarded may be deferred into Parent Company shares at the discretion of the Remuneration Committee in accordance with the Parent Company's prevailing remuneration policy, and subject to the terms of such deferred bonus plan as may be operated from time to time by the Parent Company. Any part of any bonus awarded that is deferred into Parent Company shares will be treated consistently with the Parent Company's prevailing remuneration policy on termination of the Employment. 9.6 The Executive may, at the discretion of the Remuneration Committee, be invited to participate in such long term incentive plan as may be operated by the Parent Company (details of which are available from the Company Secretary) and as introduced or amended from time to time. If so invited, the Executive's participation in such long term incentive plan (including, without limitation, the terms, and level, of such participation) will be at the discretion of the Remuneration Committee and/or in accordance with the terms of any such plan in force from time to time and the Parent Company’s prevailing remuneration policy. Participation in a long term incentive plan for one year will not entitle the Executive to participation in any long term incentive plan for any other year. The Executive acknowledges that during the continuance of their Employment and on its termination, the Executive has no right to an award or grant under any long term incentive plan and that the Remuneration Committee is under no obligation to operate a long term incentive plan. On termination of employment, outstanding awards under any such long term incentive plan will be treated in accordance with the relevant plan rules approved by shareholders. 9.7 The Executive will be subject to and comply with (i) such malus and clawback requirements and (ii) any shareholding requirements, as operated by the Company from time to time (during the continuance of the Employment and after its termination) consistent with the Parent Company’s prevailing remuneration policy. 9.8 During the continuance of the Employment, the Company will provide the Executive with either a car for the Executive's use (on condition of the Executive holding a valid United Kingdom driving licence) in accordance with the rules of the Company car scheme, as

GBR01/120794093_2 viii amended, from time to time; or, at the Executive's election, a non-pensionable, taxable car allowance, in accordance with the Company's policy for executives in the United Kingdom, to be paid at the same time and in the same manner as the instalment of the Executive's salary. The Executive will also be provided with use of a car and driver when required at the Company’s cost. Tax arising in respect of such benefit shall be covered by the Company (save for in respect of costs associated with the provision of the driver for personal use, which shall include costs associated with commuting to the Company's offices at 1-3 Strand). 9.9 The Executive will be eligible to participate in the Company's defined contribution group personal pension scheme (or any other registered pension scheme as may be designated by the Company from time to time) (the "Pension Scheme") subject to and in accordance with the terms of the Pension Scheme from time to time in force (the "Scheme Terms"). The Pension Scheme may be amended or terminated at any time in accordance with the Scheme Terms and applicable legislation. 9.10 The Company will pay contributions at the rate of up to 12% of the Executive's gross basic salary (which, for the avoidance of doubt, will not include any bonus and/or other cash benefits paid to the Executive) to the Pension Scheme (or to a personal pension plan of their choice subject to the prior approval by the Company) each year, provided always that (unless agreed otherwise) the payments made by the Company will, provided the Executive has appropriately notified the Company in advance of applicable limits, not exceed the maximum contributions that can be made in any particular tax year without causing the annual allowance, determined from time to time in accordance with section 228 of the Finance Act 2004 and ignoring any unused annual allowance which the Executive is entitled to carry forward from previous tax years, to be exceeded by virtue of such payments. The Company will pay its contributions in monthly instalments during the Employment, at or around the same time as the instalments of salary to which they relate. Further information about the Pension Scheme, including the Scheme Terms which formally govern its operation and set out the benefits it is obliged to pay, is available from the Company Secretary. 9.11 The Executive may elect for the Company to exercise its discretion (which applies in respect of directors of the Company) not to automatically enrol the Executive into a qualifying pension scheme (including the Pension Scheme). In addition, the Executive may choose at any time to opt out of the Pension Scheme. In such circumstances, subject to clause 9.12 below and subject to the Executive providing the Company with appropriate written notification, during the continuance of the Employment, the Company will provide the Executive with a salary supplement equivalent to 12% of the Executive's gross basic salary (less legally required deductions and which, for the avoidance of doubt, will not include any bonus or other cash benefits paid to the Executive) (in lieu of the contributions referred to at clause 9.10 above) paid at the same time and in the same manner as the instalments of the Executive's salary. The salary supplement will not be taken into account for calculating any eligibility for or entitlement to any bonus or incentive or other remuneration or benefit of any kind. In consultation with the Company and with appropriate notice, the Executive may elect to receive part of their overall pension contribution eligibility by way of contributions to the Pension Scheme and part by way of salary supplement, as anticipated by the terms of this clause 9.11. The salary supplement, when aggregated with any Company contributions to the Pension Scheme in accordance with clause 9.10, will not exceed 12% of gross basic salary. 9.12 The Executive acknowledges that the Company may be required to enrol, or re-enrol, the Executive into a pension scheme (and the Company may be required to contribute in respect of the Executive) in order to comply with its statutory duties, even if the Executive has previously opted out. In this case, or if the Executive otherwise become an active member of the Company's pension scheme (including the Pension Scheme) at any time or if the Executive elects for the Company to make contributions into a personal pension plan of their choice approved by the Company, it is agreed that the Company will no longer provide the Executive with the salary supplement in lieu of pension equivalent to the amount of such contributions.

GBR01/120794093_2 ix 9.13 Subject to the arrangements regarding holiday which are set out at clause 9.15 below and which take precedence, the Executive is eligible to participate in the Company's flexible benefits scheme as introduced or amended from time to time, currently "Your Flexible Benefits", which provides access to a range of optional benefits (including, without limitation, eligibility to participate in such life assurance, personal accident insurance and tax- advantaged all-employee share plans operated by the Company from time to time). The Executive should note that some of the benefits provided under the scheme may be taxable benefits. The Executive should note the range of flexible benefits offered and the flexible benefits package itself does not form part of the Executive's contract of employment and the Company reserves the right, at any time, to withdraw and/or amend the flexible benefits scheme and the benefits provided under it at its absolute discretion (provided that the Executive is treated no less favourably than other Executive Directors of the Parent Company). 9.14 To the extent the Executive complies with any eligibility requirements or other conditions set by the Company and any insurer appointed by the Company ("Insurer"), the Executive and their spouse and children under 21 years of age who reside with the Executive or in full time education up to the age of 24 may participate in the Company's private health insurance arrangements at the Company's expense (albeit subject to an appropriate tax charge to the Executive in respect of income tax and employee National Insurance Contributions) and subject to the terms of those arrangements in force from time to time. The Company reserves the right at any time to withdraw this benefit or to amend the terms upon which it is provided (provided that the Executive is treated no less favourably than other Executive Directors of the Parent Company). The Executive understands and agrees that if the Insurer fails or refuses to provide them with any benefit under the insurance arrangement provided by the Company, the Executive will have no right of action against the Company in respect of such failure or refusal. 9.15 The Executive is entitled to 28 days' paid holiday in each year (in addition to English bank and other public holidays) subject to any election the Executive may choose to make pursuant to the Parent Company's flexible benefits scheme. Any election the Executive may choose to make pursuant to the Parent Company's flexible benefits scheme to increase their holiday entitlement will be subject to prior Board approval. All holiday must be taken at times approved in advance by the Board. The Executive's holiday year commences in the month of their birth and ends on the preceding month in the following year. Holidays may not be carried forward from one year to the next without the Board's prior approval. The Executive agrees the provisions of Regulations 15(1)-(4) inclusive of the Regulations (dates on which leave is taken) do not apply to the Employment. 9.16 Holiday entitlement will accrue from day to day. For part years, the Executive's holiday entitlement for the year will be pro-rated to the length of their service in that year. The Executive will be paid for any accrued holiday not taken at the Termination Date. The Company may require the Executive to take any accrued holiday during any notice period. If on the Termination Date the Executive has exceeded their accrued holiday entitlement, the excess may be deducted from any sums due to them. The formula for calculating the amount of holiday due to the Executive and any payments or repayments to be made is 1/260 of the Executive's annual base salary. 9.17 The rules governing sickness absence are set out in the Company's Sickness Absence Policy which is available on the Company's intranet. The Executive must comply with these rules. Without prejudice to any right of the Company to terminate the Employment at any time pursuant to clause 13, if the Executive is absent from work as a result of sickness or injury then provided that the rules are complied with, the Executive will be entitled to sick pay as detailed below: 9.17.1 during any rolling period of twenty-four months: (i) an allowance equal to base salary will be paid for the first six months (in

GBR01/120794093_2 x aggregate) of such absence; and (ii) after the expiration of the six month period, an allowance equal to half of base salary will be paid for a further period of up to six months (in aggregate); and, for the avoidance of doubt, any allowance provided in any prior period of twelve months will be deducted from the above entitlement. 9.17.2 the amount of any benefit which the Executive is entitled to claim during that period of absence under any Social Security or National Insurance Scheme in England and Wales and/or any scheme of which the Executive is a non-contributory member by virtue of the Employment will be deducted from any base salary paid to them. The Company will pay the Executive statutory sick pay under the Social Security Contributions and Benefits Act 1992 (as amended) ("SSP") and any base salary paid to them will be deemed to include statutory sick pay. 9.17.3 any sick pay or allowances in excess of SSP paid after the end of the periods referred to above is entirely at the Company's discretion. 9.18 If the Executive is absent from work due to sickness or injury which is caused by the fault of another person, and as a consequence recovers from that person or another person any sum representing compensation for loss of base salary under this agreement, the Executive will repay to the Company any money it has paid to them as base salary in respect of the same period of absence (provided at all times that the Executive is not required to repay to the Company more money than it has recovered from that other person). 9.19 In accordance with the Companies Act 2006, all remuneration payments (including payments for loss of office) due to the Executive (including any such payment due pursuant to this agreement) will only be payable if and to the extent that they are either consistent with the most recent remuneration policy approved by members of the Parent Company pursuant to section 439A of the Companies Act 2006 or are separately approved by resolution of the members of the Parent Company, and any provision of this agreement relating to the making of any such payment will only be enforceable to such extent. 9.20 During the Employment, the Company shall provide the Executive with an annual allowance (less legally required deductions) of up to such maximum annual sum as may be reasonably agreed in advance by the Board and the Executive from time to time, to enable the Executive to take individual tax advice, including relating to the completion of the Executive's UK and Australian annual personal tax returns (and such other tax returns as may be required in any other jurisdictions from time to time). 10. Expenses 10.1 The Company will refund to the Executive all reasonable expenses properly incurred by them in performing their duties under this agreement, provided that these are incurred in accordance with Company policy in force from time to time. The Company will require the Executive to produce receipts or other documents as proof that the Executive has incurred any expenses they claim. 10.2 If the Executive is provided with a credit or charge card by the Company, this must normally be used for expenses which they incur in performing the duties of the Employment. It may be used for personal expenses only in exceptional circumstances. 11. Confidentiality 11.1 Without prejudice to the common law duties which the Executive owes to the Company and the Parent Company, the Executive agrees that they will not, except in the proper performance of their duties, or with the prior approval of the Company, or as required by law, copy, use or disclose to any person any of the Company's trade secrets or confidential

GBR01/120794093_2 xi information. This restriction will continue to apply after the termination of the Employment without limit in time but will not apply to trade secrets or confidential information which become public other than through unauthorised disclosure by the Executive. The Executive will use their best endeavours to prevent the unauthorised copying, misuse or disclosure of such information and will not remove or authorise others to remove (including, for the avoidance of doubt, by emailing any confidential information to third parties, any of the Executive's personal email accounts and/or saving any confidential information on any cloud based storage), from the premises of the Company or any of its Group Companies any records of confidential information, except to the extent strictly necessary for the proper performance of the Executive's duties to the Company or any of its Group Companies, with the prior approval of the Company, or as required by law. For the purposes of this agreement, "trade secrets" and "confidential information" include but will not be limited to: 11.1.1 technical data, know-how, information technology and know-how relating to the Company, customer lists, pricing information, information relating to the Company's or any other Group Company's marketing and financial strategies, marketing materials, financial information, information relating to business methods, corporate plans, future business strategy, management systems, maturing new business opportunities and any other information concerning the affairs of the Company which is for the time being confidential, which the Executive is told is confidential or which by its nature is obviously confidential and whether such information is in written, oral, visual, electronic or any other form; 11.1.2 all and any information relating to research or development projects or both; 11.1.3 all and any information concerning the curriculum vitae, remuneration details, work- related experience, attributes and other personal information concerning those employed or engaged by the Company or any other Group Company; 11.1.4 all and any information relating to marketing or sales of any past present or future product or service of the Company or of any other Group Company including sales targets and statistics, market share and pricing statistics, marketing surveys and strategies, marketing research reports, sales techniques, price lists, mark-ups, discounts, rebates, tenders, advertising and promotional material, credit and payment policies and procedures, and lists and details of customers, prospective customers, suppliers and prospective suppliers including their identities, personnel, business requirements and contractual negotiations and arrangements with the Company or any Group Company; 11.1.5 all and any information which is a trade secret as defined in Regulation 2 of the Trade Secrets (Enforcement, etc.) Regulations 2018; and 11.1.6 any inside information (as defined by Article 11 of UK MAR), but excluding any information which: (i) is part of the Executive's own stock in trade; (ii) is readily ascertainable to persons not connected with the Company or any Group Company without significant expenditure of labour, skill or money; or (iii) which becomes available to the public generally other than by reason of a breach by the Executive of their obligations under this agreement. 11.2 In the course of the Employment the Executive is likely to obtain trade secrets and confidential information belonging or relating to other Group Companies, in particular the

GBR01/120794093_2 xii Parent Company, and other persons. The Executive will treat such information as if it fails within the terms of clause 11.1, and clause 11.1 will apply with any necessary amendments to such information. If reasonably requested to do so by the Company, the Executive will enter into an agreement with other Group Companies in the same terms as clause 11.1 with any amendments necessary to give effect to this provision. 11.3 Nothing in this agreement will prevent the Executive from: 11.3.1 making a "protected disclosure" in accordance with the provisions of the Employment Rights Act 1996 (as amended from time to time); 11.3.2 reporting an offence to the police or to a law enforcement agency; 11.3.3 co-operating with a criminal investigation or prosecution; 11.3.4 reporting misconduct or a serious breach of regulatory requirement to a body responsible for supervising or regulating relevant matters; 11.3.5 reporting, in the public interest, any serious wrongdoing to a law enforcement agency or relevant regulator or an equivalent person or entity which has a proper interest in receiving that information in the public interest; 11.3.6 communicating in confidence with the Executive's professional advisors (including any tax, legal, medical and/or therapeutic advisors) and/or with the Executive's spouse or registered civil partner or common-law spouse; 11.3.7 acting with statutory authority or complying with any order of, or giving evidence to, a court or tribunal of competent jurisdiction; 11.3.8 disclosing information to HM Revenue & Customs for the purposes of establishing or paying (or recouping) tax and national insurance liabilities from the Executive's employment or its termination; 11.3.9 complying with any law, any regulations of any statutory or regulatory authority, or any request of any government body (including, for the avoidance of doubt, HM Revenue & Customs); 11.3.10 using any relevant information for the purpose of representation at any investigation or proceedings brought by an applicable regulatory or professional body relating to matters arising from the Employment; and/or 11.3.11 from exercising the Executive's employment rights other than where there is a legally binding settlement agreement or ACAS settlement. This includes protected disclosures or reports made about matters previously disclosed to another recipient. 12. Intellectual Property Rights For the purposes of this clause, "Intellectual Property" means patents, trade marks, service marks, registered designs (including applications for and rights to apply for any of them), inventions, unregistered design rights, logos, trade or business names, copyrights, database rights, confidential information, knowhow and any similar rights in any country. 12.1 The Executive acknowledges that (i) it is part of their normal duties to develop the products and services of the Company; and (ii) because of the nature of their position they have a special obligation to further the interests of the Company. All Intellectual Property which the Executive develops or produces in the course of the Employment duties, or outside such duties but relating to the business of the Company, will be owned by the Company to the fullest extent permitted by law. The Executive agrees, at the Company's expense, to sign all

GBR01/120794093_2 xiii documents and carry out all such acts as will be necessary to vest such Intellectual Property in the Company, and to obtain protection and enforce the Company's rights anywhere in the world. The Executive also hereby waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, further to this clause. The Executive will not copy, disclose or make use of any Intellectual Property belonging to the Company (whether or not subject to this clause) except to the extent necessary for the proper performance of their duties. Rights and obligations under this clause will continue after the termination of this agreement in respect of all Intellectual Property arising during the Employment. 12.2 The Executive must disclose promptly to the Company any discovery or invention, secret process or improvement in procedure made or discovered by the Executive during their Employment in connection with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in or in connection with any such company ("Inventions") which Inventions will belong to and be the absolute property of the Company or such other person, firm, company or organisation as the Company may require, 12.3 If requested by the Board (whether during or after the termination of their Employment) the Executive will, at the expense of the Company, apply or join in applying for letters patent or other similar protection in the United Kingdom or any other part of the world for all Inventions and will do everything reasonably necessary (including executing documents) for vesting letters patent or other similar protection when obtained; and all rights and title to and Interest in all Inventions in the Company absolutely and as sole beneficial owner or in such other person, firm, company or organisation as the Company may require. 12.4 The Executive will (both during and after the termination of their Employment) at the Company's expense anywhere in the world and at any time, on reasonable notice, promptly do everything (including executing documents) that may be reasonably required by the Board to defend or protect for the benefit of the Company all Inventions and the right and title of the Company to them. 12.5 The provisions of clauses 12.1 to 12.4 (inclusive) are without prejudice to the provisions of the Patents Act 1977. 12.6 The entire copyright and all similar rights (including future copyright, the right to register trade marks or service marks and the right to register designs and design rights) throughout the world in works of any description produced by the Executive in the course of or in connection with their Employment ("Works") will vest in and belong to the Company absolutely throughout the world for the full periods of protection available in law including all renewals and extensions. 12.7 The Executive will (both during and after the termination of their Employment) at the Company's request and expense anywhere in the world and at any time, on reasonable notice, promptly do everything (including executing documents) that may be reasonably required by the Board to assure, defined or protect the rights of the Company in all Works. 12.8 For the purposes of this clause 12 the Executive hereby irrevocably and unconditionally waives in favour of the Company the moral rights conferred on the Executive by Chapter IV Part 1 of the Copyright Designs and Patents Act 1988 in respect of any Inventions or Works in which the copyright is vested in the Company under this clause 12 or otherwise. 12.9 The Executive will not make copies of any computer files belonging to any Group Company or their service providers and will not introduce any of their own computer files into any computer used by any Group Company in breach of any Group Company policy, unless they have obtained the consent of the Board. 12.10 By entering into this agreement the Executive irrevocably appoints the Company to act on their behalf to execute any document and do anything in their name for the purpose of giving

GBR01/120794093_2 xiv the Company (or its nominee) the full benefit of the provision of clause 12 or the Company's entitlement under statute. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 12.10, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority. 13. Termination and Suspension 13.1 The Employment will continue until terminated by either party giving written notice as set out in clause 13.2. 13.2 Either party may terminate the Employment by giving not less than 12 months' written notice to the other. 13.3 The Company may at its sole and absolute discretion terminate the Executive’s employment immediately by giving the Executive written notice (given in accordance with clause 19) that it will make a payment of such sum as would have been payable to the Executive by the Company as base salary alone (as referred to in clause 9.1, at the rate in force at the time such payment is made) in lieu of any unexpired period of notice (including in circumstances where the Executive has spent part of their notice on garden leave) (less any deductions the Company is required by law to make). For the avoidance of doubt, the Executive is not entitled to participate in or benefit from any severance, termination or redundancy plan operated by any member of the Group (save where participation by Executive Directors is not prohibited by the plan and provided any such entitlements are consistent with the terms of the Parent Company’s prevailing remuneration policy). The Company may, in its absolute discretion, pay any sums to the Executive under this clause in equal monthly instalments until the date on which the notice period under clause 13.2 would have expired if full notice had been given. The Executive will be under an obligation to seek alternative income during such period and notify the Company of any income received during this period. Any monthly instalments will be reduced by the amount of any such alternative income which the Executive receives during or in relation to such part. 13.4 The Company may terminate the Employment by giving written notice to take immediate effect if the Executive: 13.4.1 commits any serious or, after written warning, persistent breach of any term of this agreement; or 13.4.2 fails or refuses, after written warning, to carry out any of the reasonable duties properly assigned to the Executive under this agreement; or 13.4.3 is guilty of any gross misconduct or conducts themselves (whether in connection with the Employment or not) in a way which is, in the Company’s reasonable opinion, harmful to any Group Company, and/or is reasonably likely to bring the Executive into disrepute; or 13.4.4 is guilty of or confesses to dishonesty or is convicted of or confesses to an offence (other than a motoring offence which does not result in imprisonment) whether in connection with the Employment or not; or 13.4.5 commits (or is reasonably believed by the Board to have committed) a breach of any legislation in force which may materially affect or relate to the business of any Group Company; or 13.4.6 becomes bankrupt or has a receiving order made against them or makes any general composition with their creditors or takes advantage of any statute affording relief for insolvent debtors; or 13.4.7 becomes disqualified from being a director of a company or the Executive's

GBR01/120794093_2 xv directorship of the Parent Company terminates without the consent or concurrence of the Company or the Parent Company, save for (i) in circumstances where the Executive has offered themselves for re-election to their office as a director of the Parent Company or of any Group Company of which they have been appointed a director, and they are not re-elected to such office or (ii) where removed by shareholders at a general meeting or otherwise; or (iii) where otherwise the directorship terminates under the articles of association of any relevant Group Company; or 13.4.8 becomes disqualified from maintaining registration with any regulatory body, membership of which is reasonably required by the Company for the Executive to carry out their duties. 13.5 Where the Company terminates the Employment by giving written notice to take immediate effect in accordance with clause 13.4, for the avoidance of doubt there is no obligation to give notice as set out in clause 13.1 or any other period of notice or to make any payment in lieu of notice. 13.6 If, during the Employment, the Executive ceases to be a director of the Parent Company or any Group Company (except where (i) the Executive is notified of termination of employment under clause 13.4.7 or (ii) in the event of the Executive's mandatory retirement from office in accordance with the terms of the relevant Articles of Association, the Executive fails to offer themselves for re-election), the Executive’s employment will continue with the Executive as an employee only and the terms of this agreement (other than those relating to the holding of office or directorship) shall continue in full force and effect. 13.7 The Executive will have no claim for damages or any other remedy against the Parent Company or Company if the Employment is validly terminated for any of the reasons set out in clause 13.4. 13.8 When the Employment terminates the Company may deduct from any money due to the Executive (including remuneration) any amount which the Executive owes to any Group Company. 13.9 The Company may suspend the Executive from the Employment on full base salary (and contractual benefits) at any time, and for any reason for a reasonable period to investigate any matter in which the Executive is implicated or involved (whether directly or indirectly) and to conduct any related disciplinary proceedings and may do any or all of the following: 13.9.1 exclude the Executive from all or any premises of the Company or any Group Company; or 13.9.2 require the Executive to abstain from engaging in any contact (whether or not initiated by the Executive) which concerns any of the business affairs of the Company, the Parent Company or any other Group Company with any customer, client, supplier, intermediary, other business connection, employee, director, officer, consultant, partner or agent of the Company, the Parent Company or any other Group Company (other than purely social contact); or 13.9.3 require the Executive to deliver up to the Company (to whomever the Board specifies), without destruction, deletion or redaction of any data or images, any correspondence, documents, laptops, computer drives, computer disks and other computer equipment, tapes, mobile telephones, smartphones, or tablets (or similar equipment) in their possession or under their control and which belong to the Company, the Parent Company or any of its Group Companies, and to provide to the Company full details of all then current passwords or other privacy or security measures used by the Executive in respect of any such equipment (and for the avoidance of doubt to the extent that the Executive is required to deliver up

GBR01/120794093_2 xvi anything that they require in order to discharge any ongoing duties as a director they may retain copies or access to the extent required for this purpose); or 13.9.4 suspend or limit the Executive's access to the Company’s and any Group Company's computer, e-mail, telephone, voicemail and other communication systems or databases. 14. Garden Leave 14.1 Neither the Company nor any Group Company is under any obligation to provide the Executive with any work. At any time after notice to terminate the Employment is given by either party under clause 13 above, or if the Executive resigns without giving due notice and the Company does not accept their resignation, the Company may, at its absolute discretion, require the Executive to take a period of absence called garden leave for some or all of any period of notice (the "Garden Leave Period"). The provisions of this clause will apply to any Garden Leave Period. 14.2 During any such Garden Leave Period, the Company may require that the Executive will not, without prior written consent of the Board: 14.2.1 enter or attend the premises of the Company, the Parent Company or any other Group Company; or 14.2.2 carry out some or any duties; 14.2.3 contact or have any communication with any customer, client, supplier, intermediary and/or any other business connection of the Company, the Parent Company or any other Group Company in relation to the business of the Company, the Parent Company or any other Group Company (other than purely social contact); or 14.2.4 contact or have any communication with any employee, officer, director, agent or consultant of the Company, the Parent Company or any other Group Company (other than purely social contact of which no matters relating to the Company, the Parent Company or any Group Company are discussed); or 14.2.5 remain or become involved in any aspect of the business of the Company, the Parent Company or any other Group Company except as required by such companies; or 14.2.6 access the Company's, the Parent Company's or any Group Company's information technology (including email or other communication systems and databases) or telecommunications systems (which may be suspended by the Company in any event). 14.3 The Company may require the Executive: 14.3.1 to comply with the provisions of clause 17, save that the Executive will not be required to return any Company car during any Garden Leave Period; and 14.3.2 to immediately resign from any directorship, trusteeships or other offices which the Executive holds in the Company, any other Group Company or any other company where such directorship or other office is held as a consequence or requirement of the Employment, unless they are required to perform duties to which any such directorship, trusteeship or other office relates in which case the Executive may retain such directorships, trusteeships or other offices while those duties are ongoing (as well as access to such information technology or telecommunications systems or documents required to perform such duties, to the extent necessary). The Executive hereby irrevocably appoints the Company to be their attorney to

GBR01/120794093_2 xvii execute any instrument and do anything in their name and on their behalf reasonably necessary to effect their resignation if the Executive fails to do so in accordance with this clause 14.3.2. 14.4 During the Garden Leave Period, the Executive will be entitled to receive their base salary and all contractual benefits in accordance with the terms of this agreement, save that the Executive will not accrue any bonuses or be entitled to receive any new grants or awards under any long term incentive arrangements (unless otherwise agreed by the Company and such treatment is permitted by the rules of any applicable bonus plan and/or share plan and is consistent with the Parent Company’s prevailing remuneration policy) . Any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any such period will be taken by the Executive during the Garden Leave Period, at such times as may be agreed between the Company from time to time. 14.5 During the Garden Leave Period: 14.5.1 the Executive will provide such assistance as the Company or any Group Company may reasonably require to effect an orderly handover of their responsibilities to any individual or individuals appointed by the Company or any Group Company to take over their role or responsibilities (to the extent any such individual has been appointed); 14.5.2 the Executive will make themself available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work (unless the Company has agreed that the Executive may be unavailable for a period and unless the Executive is on holiday, or on sickness absence); and 14.5.3 the Company may appoint another person to carry out their duties in substitution for the Executive. 14.6 All duties of the Employment (whether express or implied), including without limitation the Executive's duties of fidelity, good faith and exclusive service, will continue throughout the Garden Leave Period save as expressly varied by this clause 14. 14.7 The Executive agrees that the exercise by the Company of its rights pursuant to this clause 14 will not entitle the Executive to claim that they have been constructively dismissed. 15. Restrictions after Termination of Employment 15.1 In this clause, the following terms will have the following meanings: 15.1.1 "Competing Business" means any business carried on within England and/or Wales and/or Scotland and/or Northern Ireland and/or New York State and/or Rhode Island and/or Massachusetts and/or any other country in which the Company, the Parent Company or any other Group Company as at the Relevant Date carries on or proposes to carry on (in the immediate or foreseeable future) any business, which wholly or partly competes or proposes to compete with any business which at the Relevant Date the Company, the Parent Company or any other Group Company carries on, save for any such business in any such country in which the Executive was not involved to any material extent at any time during the 12 months up to and including the Relevant Date and in relation to which the Executive did not possess material confidential information as at the Relevant Date; 15.1.2 "Prospective Business" shall mean any business carried on within England and/or Wales and/or Scotland and/or Northern Ireland and/or New York State and/or Rhode Island and/or Massachusetts and/or any other country in which the Company, the Parent Company or any other Group Company as at the Relevant Date carries on or proposes to carry on (in the immediate or foreseeable future) any business, which wholly or partly competes or proposes to compete with any

GBR01/120794093_2 xviii business which at the Relevant Date the Company, the Parent Company or any other Group Company proposes to carry on in the immediate or foreseeable future, save for any such proposed business in any such country in relation to which the Executive was not involved in relevant discussions to any material extent at any time during the 12 months up to and including the Relevant Date and in relation to which the Executive did not possess material confidential information as at the Relevant Date; 15.1.3 "Relevant Date" means the Termination Date or, if earlier, the date on which the Executive commences any Garden Leave Period; and 15.1.4 "Restricted Period" means the period of 12 months, less any Garden Leave Period, commencing on the Termination Date. 15.2 The Executive is likely to obtain trade secrets and confidential information and personal knowledge of and influence over customers clients and employees of the Group during the course of the Employment. To protect these interests of the Group, the Executive agrees with the Company that they will be bound by the following covenants in clauses 15.3, 15.4 and 15.5. The Executive acknowledges that they have taken legal advice in relation to the restrictions contained in this clause 15 and that the Executive considers them reasonable and necessary for the protection of the legitimate interests of the Company and its Group Companies. 15.3 During the Restricted Period, except in the event of a termination of this agreement by the Company in repudiatory breach of its terms, the Executive shall not directly or indirectly: 15.3.1 carry on or be interested in a Competing Business SAVE that the Executive may hold for investment: (i) up to 3% of any class of securities quoted or dealt in on a Recognised Investment Exchange; and (ii) up to 10% of any class of securities not so quoted or dealt; and (iii) investments which are managed by an external manager or advisor where the Executive does not have oversight in relation to any specific investment decisions. 15.3.2 act as a consultant or employee or worker or officer or partner in any executive, investment, sales, marketing, research or technical capacity in a Competing Business or provide technical, investment, commercial or professional advice to a Competing Business, SAVE to the extent that the Executive demonstrates to the reasonable satisfaction of the Board that their duties or work (i) shall relate exclusively to work of a kind or nature with which they were not concerned to any extent (other than de minimis) at any time during the 12 months up to and including the Relevant Date and (ii) shall not involve a material risk of deliberate or inadvertent disclosure or use of any of the confidential information possessed by the Executive; 15.3.3 act as a consultant or employee or worker or officer or partner in any executive, investment, sales, marketing, research or technical capacity in a Prospective Business or provide technical, investment, commercial or professional advice to a Prospective Business, SAVE to the extent that the Executive demonstrates to the reasonable satisfaction of the Board that their duties or work (i) shall relate exclusively to work of a kind or nature with which the Executive was not concerned to any extent (other than de minimis) at any time during the 12 months up to and including the Relevant Date and (ii) shall not involve a material risk of deliberate or

GBR01/120794093_2 xix inadvertent disclosure or use of any of the confidential information possessed by the Executive. 15.4 During the Restricted Period, except in the event of termination of this agreement by the Company in repudiatory breach of its terms, the Executive shall not directly or indirectly: 15.4.1 solicit, canvass or approach or endeavour to solicit, canvass or approach or cause to be solicited, canvassed or approached for the purpose of: (i) obtaining the supply of goods or services of the same type as or similar to any goods or services supplied to the Company, the Parent Company or any other Group Company at the Relevant Date; or (ii) interfering with or endeavouring to terminate or reduce the levels of such supplies to the Company, the Parent Company or any other Group Company, any person who, to their knowledge, supplied the Company, the Parent Company or any other Group Company with any such goods or services at any time during the 12 months up to and including the Relevant Date and with whom the Executive dealt (other than de minimis) at any time during the said 12 month period or in relation to whom as at the Relevant Date the Executive possessed a material amount of confidential information where it is reasonably likely that such soliciting, canvassing or approaching would, if successful, materially prejudice the ability of the Company, the Parent Company or any other Group Company to procure, or the terms on which it is able to procure the supply of such goods or services; 15.4.2 knowingly interfere with any arrangements between the Company, the Parent Company or any other Group Company and any third party or parties whereby the Company, the Parent Company or any other Group Company holds a licence or permission to carry on its business or benefits from discounts or other beneficial trading terms extended to it by a supplier of goods or services by virtue of such arrangements; or 15.4.3 knowingly or recklessly do anything which is or is calculated to be prejudicial to the interests of the Company, the Parent Company or any other Group Company or the business of the Company, the Parent Company or any other Group Company or which results or may result in the discontinuance of any contract or arrangements of benefit to the Company, the Parent Company or any other Group Company; and for these purposes any agreement between the Company, the Parent Company or any other Group Company and a third party whereby that third party sources customers or goods or services for the Company, the Parent Company or any other Group Company shall also be deemed to constitute a supply of a service by such third party. 15.5 During the Restricted Period, except in the event of a termination of this agreement by the Company in repudiatory breach of its terms, the Executive shall not directly or indirectly: 15.5.1 solicit or entice away or endeavour to solicit or entice away or cause to be solicited or enticed away from the Company, the Parent Company or any other Group Company any person who is, and was at the Relevant Date, employed or directly or indirectly engaged by the Company, the Parent Company or any other Group Company in an executive, investment, sales, marketing, research, risk, compliance, financial, actuarial or technical capacity or whose departure from the Company, the Parent Company or any other Group Company would have a material adverse effect on the business of such company, and with whom the Executive worked (other than to a de minimis extent) at any time during the 12 months up to and including the Relevant Date or in relation to whom as at the Relevant Date the Executive possessed a material amount of confidential

GBR01/120794093_2 xx information, with a view to inducing that person to leave such employment or engagement (whether or not such person would commit a breach of their contract of employment or engagement by reason of leaving); 15.5.2 solicit or endeavour to solicit or cause to be solicited any person who was at any time during the 12 months up to and including the Relevant Date employed or directly or indirectly engaged by the Company, the Parent Company or any other Group Company who, by reason of their employment or engagement, possesses a material amount of confidential information or is likely to be able to solicit away from the Company, the Parent Company or any other Group Company the custom of any person to whom the Company, the Parent Company or any other Group Company supplies goods or services, and with whom the Executive worked at any time during the 12 months up to and including the Relevant Date or in relation to whom as at the Relevant Date the Executive possessed a material amount of confidential information, with a view to inducing that person to act in the same or a materially similar capacity in relation to the same or a materially similar field of work for another person carrying on business in competition with the Company, the Parent Company or any other Group Company (whether or not such person would commit a breach of their contract of employment or engagement by reason of so acting). 15.6 Each of the restrictions in clauses 15.3.1, 15.3.2, 15.3.3, 15.4.1, 15.4.2, 15.4.3, 15.5.1 and 15.5.2 hereof is separate and severable and in the event of any such restriction (including the defined expressions in clauses 1.1.4, 11.1, 15.1.1, 15.1.2 and 15.1.3 being determined as being unenforceable in whole or in part for any reason such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction. The restrictions in clauses 15.3.1, 15.3.2 and 15.3.3 shall be deemed to be separate and severable in relation to each of the countries set out in sub-clauses 15.1.1 and 15.1.2. 15.7 Following the Termination Date, the Executive will not represent themself as being in any way connected with the businesses of the Company, the Parent Company or any other Group Company (except to the extent agreed by such a company). For the avoidance of doubt, nothing in this agreement prevents the Executive from maintaining their dates of employment with the Company or any other Group Company (as applicable) on any social media platforms (including, but not limited to, LinkedIn). 15.8 Subject to clause 11.3 and save as required by law or the regulations of any statutory or regulatory authority, the Executive shall not during their employment or after the Termination Date make, publish or cause to be made or published any statement or remark which is likely or intended to harm the business or reputation of the Company, the Parent Company or any other Group Company or any current or former officer, employee, consultant or agent of any such company. 15.9 Any benefit given or deemed to be given by the Executive to any Group Company under the terms of clause 15 is received and held on trust by the Company for the relevant Group Company. The Executive will enter into appropriate restrictive covenants directly with other Group Companies if reasonably asked to do so by the Company. 15.10 Without prejudice to the Executive's obligations under clauses 11 and 15, in the event that, during the continuance of this agreement or during the period for which all or any of the restrictions set out in this clause 15 (save in clauses 15.7 and/or 15.8) are expressed to apply, the Executive receives from any person an offer of employment or engagement (whether oral or in writing) which the Executive is considering accepting, the Executive shall provide to such offeror a copy of the restrictions contained in clauses 11 and 15 of this agreement. In the event that the Executive accepts any such offer, the Executive shall promptly inform the Board of the identity of the offeror and a description of the principal duties of the position accepted and shall confirm to the Board in writing that the Executive has

GBR01/120794093_2 xxi provided a copy of the restrictions contained in clauses 11 and 15 of this agreement to such offeror. 16. Offers on Liquidation The Executive will have no claim against the Parent Company or the Company if the Employment is terminated by reason of liquidation in order to reconstruct or amalgamate the Company or by reason of any reorganisation of the Company and the Executive is offered employment with the company succeeding to the Company upon such liquidation or reorganisation and the new terms of employment offered to the Executive are no less favourable to them than the terms of this agreement. 17. Return of Company Property 17.1 At any time during the Employment (at the request of the Company) and in any event when the Employment terminates, the Executive will promptly: 17.1.1 return to the Company all documents and other materials (whether originals or copies) made or compiled by or delivered to the Executive during the Employment and concerning all the Group Companies. The Executive will not retain any copies of any materials or other information and all other property belonging or relating to any of the Group Companies; and 17.1.2 having forwarded a copy to the Company (to whomever the Board specifies), to the extent technically practicable irretrievably delete any and all confidential information from any laptops, computer drives, computer disks, tapes, mobile telephones, smartphones, tablets (and similar equipment) and other re-usable material and from any website and email account and cloud-based storage in the Executive's possession or under their control (but which do not belong to the Company or any of its Group Companies). 17.2 When the Employment terminates the Executive will promptly return to the Company any car provided to the Executive which is in the possession or under the control of the Executive. The Company car must be returned in good condition (allowing for fair wear and tear) (with any associated keys and documentation). 17.3 If the Executive commences garden leave in accordance with clause 14 the Executive may be required to comply with the provisions of clause 17.1. 18. Directorships 18.1 The Executive's office as a director of the Parent Company or any other Group Company (as applicable) is subject to the Articles of Association of the relevant company (as amended from time to time). If the provisions of this agreement conflict with the provisions of the Articles of Association, the Articles of Association will prevail. 18.2 The Executive must promptly resign from any office held in any Group Company if they are asked to do so by the Company. 18.3 If the Executive does not resign as an officer of a Group Company, having been requested to do so in accordance with clause 18.2, the Company will be appointed as their attorney to effect their resignation. By entering into this agreement, the Executive irrevocably appoints the Company as their attorney to act on their behalf to execute any document or do anything in their name necessary to effect their resignation in accordance with clause 18.2. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 18.3, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove the act or thing falls within that authority. 18.4 The termination of any directorship or other office held by the Executive will not terminate the Executive's Employment or amount to a breach of terms of this agreement by the

GBR01/120794093_2 xxii Company. 18.5 During the Employment the Executive will not do anything which could cause them to be disqualified from continuing to act as a director of any Group Company. 18.6 The Executive must not resign their office as a director of any Group Company without the agreement of the Company or if required to do so in accordance with the Articles of Association of any relevant Group Company 18.7 The Company shall ensure that directors' and officers' liability insurance is in place covering the Executive's directorship and holding of any office of the Company, the Parent Company or any Group Company, for the period of such directorships and offices and for no less than six years from the date on which the Executive ceases to hold the relevant directorship or office and, in each case, only to the extent that such insurance remains available on commercially reasonable terms and on equivalent terms to those in place from time to time for other Executive Directors of the Company, the Parent Company or any other Group Companies. 18.8 The Company shall ensure that the Executive benefits from a deed of indemnity, in relation to liability incurred by the Executive as an Executive Director of the Parent Company, on no less favourable terms than any current Executive Directors of the Parent Company. 19. Notices 19.1 Any notices given under this agreement must be given by letter or email. Notice to the Company must be addressed to its registered office at the time the notice is given. Notice to the Executive must be given to them personally or sent to their last known address. Notices sent by email must be sent to the email addresses specified for that addressee, as specified below: 19.1.1 in the case of the Executive: zyujnovich@gmail.com; 19.1.2 in the case of the Company: box.group.cosec@nationalgrid.com, for the attention of the Group Company Secretary. 19.2 Unless it is proved that it was received earlier (in which case such earlier date shall prevail) and subject to sub-clause 19.3 below, a notice is deemed to be received: 19.2.1 in the case of a notice given by hand, at the time when the notice is left at the relevant address or (in the case of notice to the Executive) with the Executive in person; and 19.2.2 in the case of a notice given by posted letter, on the third day after posting, or if posted to or from a place outside the United Kingdom, the seventh day after posting; and 19.2.3 in the case of a notice given by email, four hours after the time at which the email is sent to the email address(es) specified for that Party in clause 19.1, provided that the sender does not within that four hour period receive a delivery failure or delay notification in respect of the email address (or, if more than one email address is specified for that Party, in respect of all of the email addresses). 19.3 A notice received or deemed to be received in accordance with clause 19.1 above on a day which is not a Business Day, or after 5pm on any Business Day, shall be deemed to be received on the next following Business Day and for the purposes of this clause "Business

GBR01/120794093_2 xxiii Day" shall mean a day (other than a Saturday or Sunday) on which banks are open for general business in London. 19.4 This clause does not apply to service of proceedings or other documents in any judicial proceedings. 20. Statutory Particulars 20.1 The written particulars of employment which the Executive is entitled to receive under the provisions of Part I of the Employment Rights Act 1996 are set out below, insofar as they are not set out elsewhere in this agreement. 20.1.1 The Company's disciplinary rules and dismissal, disciplinary and grievance procedures as set out in the Staff Handbook and as amended from time to time are applicable to the Executive. The disciplinary rules are contractual. The dismissal, disciplinary and grievance procedures are non-contractual. 20.1.2 The Company's normal hours of work are 9.00am to 5.00pm Monday to Friday. 20.1.3 There are no terms and conditions relating to collective agreements or to the requirement to work outside the United Kingdom. 21. Data Protection 21.1 The Executive acknowledges that the Company and Group Companies will collect, use, store, transfer and otherwise process the Executive's personal data (and, where relevant, that of the Executive's emergency contacts and, where applicable, dependants) including providing personal data to third parties and transferring personal data within and outside the UK and European Economic Area, in accordance with applicable data protection regulations. Further details relating to the processing of such personal data are set out in the Group Data Privacy Policy (which is non-contractual and may be amended from time to time), which is available on the Company's intranet. 21.2 The Executive agrees to use all reasonable endeavours to keep the Company informed and updated of any changes to their personal data, including, for example any change in the Executive's home address or other contact details. 21.3 The Executive agrees to familiarise themselves with the Company's Group Data Privacy Policy and Privacy Notice in force from time to time, available on the Company's intranet (and any other relevant policies and procedures relating to data protection in force from time to time including the Systems Acceptable Use Policy (available on the Company's intranet)) and agrees to act at all times in accordance with both the spirit and the letter of such policies and procedures when processing the personal data of others during the course of the Executive's Employment. This includes, without limitation, personal data relating to any employee or other worker, job candidate, customer, client, supplier or agent of the Company or any Group Company. 21.4 Failure to comply with the Company's policies (including those mentioned above) may lead to disciplinary action up to and including termination of employment. 22. Use of IT systems (including telephone, computer, e-mail and internet use) 22.1 The Executive acknowledges that all communications undertaken through the Company's systems (including, without limitation, email, text messages and instant messages) and all internet sites accessed by the Executive will be treated by the Company as work related. 22.2 The Executive acknowledges that the Company may intercept, record, and monitor their communications (whether sent or received and including the content of such communications) and systems use (including frequency of access of the systems and internet and the content viewed or accessed and security access records) subject to and in

GBR01/120794093_2 xxiv accordance with the Company's Systems Acceptable Use Policy from time to time in force. Such monitoring may be routine or ad hoc and may be carried out without further notice to the Executive. The Executive acknowledges and agrees that intercepted and monitored communications may be used as evidence in disciplinary or legal proceedings. 22.3 The Executive must comply with the Company's Systems Acceptable Use Policy (which may be amended from time to time), available on the Company's intranet and any other relevant policies and procedures in force from time to time. 22.4 Failure to comply with the Company's policies (including those mentioned above) may lead to disciplinary action up to and including termination of employment. 23. Contracts (Rights of Third Parties) Act 1999 23.1 To the extent permitted by law, no person other than the parties to this agreement will have the right to enforce any term of this agreement under the Contracts (Rights of Third Parties) Act 1999. For the avoidance of doubt, save as expressly provided in this clause the application of the Contracts (Rights of Third Parties) Act 1999 is specifically excluded from this agreement, although this does not affect any other right or remedy of any third party which exists or is available other than under this Act. 24. Miscellaneous 24.1 This agreement may be entered into in any number of counterparts, all of which taken together will constitute one and the same instrument. Any party may enter into this agreement by executing any such counterpart. 24.2 This agreement may only be modified by the written agreement of the parties. 24.3 The Executive cannot assign this agreement to anyone else. 24.4 References in this agreement to rules, regulations, policies, handbooks or other similar documents which supplement it, are referred to in it or describe any pensions or other benefits arrangement are references to the versions or forms of the relevant documents as amended or updated from time to time. 24.5 This agreement (and the documents referred to herein) and the incentive agreement between the Executive and the Company of equal date supersede any previous written or oral agreement between the parties in relation to the matters dealt with in it. These (together with the Parent Company rules and policies) contain the whole agreement between the parties relating to the Employment at the date the agreement was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties). The Executive acknowledges that they have not been induced to enter into this agreement by any representation, warranty or undertaking not expressly incorporated into it. The Executive agrees and acknowledges that their only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute). 24.6 Neither party's rights or powers under this agreement will be affected if: 24.6.1 one party delays in enforcing any provision of this agreement; or 24.6.2 one party grants time to the other party. 24.7 The Interpretation Act 1978 will apply to this agreement in the same way as it applies to an enactment.

GBR01/120794093_2 xxv 24.8 References to an enactment, EU instrument or statutory provision will include a reference to any subordinate legislation made under the relevant enactment, EU instrument or statutory provision and is a reference to that enactment, EU instrument, statutory provision or subordinate legislation as from time to time amended, modified, incorporated or reproduced and to any enactment, EU instrument, statutory provision or subordinate legislation that from time to time (with or without modifications) re-enacts, replaces, consolidates, incorporates or reproduces it. 24.9 Headings will be ignored in construing this agreement. 24.10 If either party agrees to waive their rights under a provision of this agreement, that waiver will only be effective if it is in writing and it is signed by them. A party's agreement to waive any breach of any term or condition of this agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition. 24.11 This agreement is governed by and will be interpreted in accordance with the laws of England and Wales. Each of the parties submits to the exclusive jurisdiction of the English Courts as regards any claim or matter arising under this agreement. This agreement has been executed as a deed and is delivered on the date last shown below. EXECUTED as a DEED by ) NATIONAL GRID UK LIMITED acting by ) ) JULIAN BADDELEY ) ……………………………..…………………… ) (Signature of director) and ) ) CERI JAMOND ) ……………………………..…………………… ) (Signature of secretary) DATED ____________________________________ EXECUTED as a DEED by ) ) ZOE YUJNOVICH ) ……………………………..…………………… in the presence of ) (Signature of executive) ) Signature of witness ……………………………..…………………… Name of witness (in BLOCK CAPITALS) ……………………………..…………………… Address of witness ……………………………..…………………… ……………………………..…………………… ……………………………..…………………… DATED ____________________________________ 1 May 2025

GBR01/120794093_2 xxv 24.8 References to an enactment, EU instrument or statutory provision will include a reference to any subordinate legislation made under the relevant enactment, EU instrument or statutory provision and is a reference to that enactment, EU instrument, statutory provision or subordinate legislation as from time to time amended, modified, incorporated or reproduced and to any enactment, EU instrument, statutory provision or subordinate legislation that from time to time (with or without modifications) re-enacts, replaces, consolidates, incorporates or reproduces it. 24.9 Headings will be ignored in construing this agreement. 24.10 If either party agrees to waive their rights under a provision of this agreement, that waiver will only be effective if it is in writing and it is signed by them. A party's agreement to waive any breach of any term or condition of this agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition. 24.11 This agreement is governed by and will be interpreted in accordance with the laws of England and Wales. Each of the parties submits to the exclusive jurisdiction of the English Courts as regards any claim or matter arising under this agreement. This agreement has been executed as a deed and is delivered on the date last shown below. EXECUTED as a DEED by ) NATIONAL GRID UK LIMITED acting by ) ) JULIAN BADDELEY ) ……………………………..…………………… ) (Signature of director) and ) ) CERI JAMOND ) ……………………………..…………………… ) (Signature of secretary) DATED ____________________________________ EXECUTED as a DEED by ) ) ZOE YUJNOVICH ) ……………………………..…………………… in the presence of ) (Signature of executive) ) Signature of witness ……………………………..…………………… Name of witness (in BLOCK CAPITALS) ……………………………..…………………… Address of witness ……………………………..…………………… ……………………………..…………………… ……………………………..…………………… DATED ____________________________________ 1 May 2025